Exhibit 10.1

DATED 1 October 2026

Between

CUPRINA HOLDINGS (BVI) LIMITED

(Company Registration No. 2133379)

AND

GEORGINA JENNIFER CALLAGHAN

(NRIC:               )

SALE AND PURCHASE AGREEMENT

RELATING TO SHARES IN

EAST COAST PODIATRY CENTRE PTE. LTD.

(UEN No.: 200514478N)

AND

ORCHARD CLINIC MANAGEMENT PTE. LTD.

(UEN No.: 201539971N)

LEE & LEE LLP

ADVOCATES & SOLICITORS

25 North Bridge Road

Level 7

Singapore 179104

THIS SALE AND PURCHASE AGREEMENT (the “Agreement”) is entered into on 1 October 2026.

BETWEEN:

(1)	CUPRINA HOLDINGS (BVI) LIMITED (Company Registration No. 2133379), a BVI business company incorporated in the British Virgin Islands with its registered address at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands, being a wholly-owned subsidiary of Cuprina Cayman (“Buyer”); and

(2)	GEORGINA JENNIFER CALLAGHAN (NRIC: ) of (“Georgina”),

The Buyer and Georgina are collectively referred to as the “Parties”, and each one of them as a “Party”.

WHEREAS:

(A)	As at the date of this Agreement, East Coast Podiatry Centre Pte. Ltd. (“ECPC”), a company incorporated in Singapore, has an issued and paid-up capital of S$100,000 comprising 100,000 ordinary shares with 50,000 ordinary shares held by Tay Jevon (Zheng Zihong) (“Jevon”), 20,000 ordinary shares held by Lim Jie Jin Melvyn (“Melvyn”), 10,000 ordinary shares held by Tay Javier (“Javier”) and 20,000 ordinary shares held by Georgina respectively.

(B)	As at the date of this Agreement, Orchard Clinic Management Pte. Ltd. (“OCM” and together with ECPC, each a “Target Company” and collectively the “Target Companies”), a company incorporated in Singapore, has an issued and paid-up capital of S$300,000 comprising 300,000 ordinary shares with 150,000 ordinary shares held by Jevon, 60,000 ordinary shares held by Melvyn, 30,000 ordinary shares held by Javier and 60,000 ordinary shares held by Georgina respectively.

(C)	The Buyer now intends to acquire, and Georgina intends to sell, the Sale Shares (as defined below) currently held by Georgina, upon and subject to the terms and conditions of this Agreement (“Transaction”).

THE PARTIES AGREE AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words and expressions and abbreviations shall have the following meanings, unless the context otherwise requires:

“Act” means the Companies Act 1967 of Singapore;

“Agreed Form” means, in relation to any document, the form of that document agreed in writing between the Parties;

“Business Day” means a day other than Saturday, Sunday or any public holiday in Singapore;

“Call Option Deed” has the meaning ascribed to it in Clause 5.2(j);

“Capacity Warranties” has the meaning ascribed to it in Clause 7.1;

“Cash Deposit” has the meaning ascribed to it in Clause 2.2(a);

“Claims” means investigations, claims, actions, demands, proceedings, judgments, awards, losses, liabilities, damages, amounts, costs, charges and expenses (including legal costs and disbursements) and taxes arising under or in respect of this Agreement;

Sale and Purchase Agreement

“Closing” means the completion of the sale and purchase of the Sale Shares pursuant to Clause 5.1;

“Closing Date” means a date not later than 1 November 2026, or such other date as may be agreed between the Parties in writing;

“Confidential Information” has the meaning ascribed to it in Clause 9.1;

“Consideration” means the ECPC Consideration and OCM Consideration collectively;

“Consideration Shares” has the meaning ascribed to it in Clause 2.2(c);

“Conditions Precedent” has the meaning ascribed to it in Clause 3.1;

“Cuprina Cayman” means Cuprina Holdings (Cayman) Limited (Company Registration No. HS-403458), an exempted company incorporated in the Cayman Islands with its registered address at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY-1002, Cayman Islands and listed on the Nasdaq;

“Deed of Undertaking” means the deed of undertaking to be entered into between Georgina, the Buyer and OCM in the Agreed Form;

“Deferred Cash” has the meaning ascribed to it in Clause 2.2(d);

“Due Diligence Investigations” means the due diligence carried out by the Buyer and/or its professional advisors on the Target Companies and their Subsidiaries (where applicable);

“ECPC” has the meaning ascribed to it in Recital (A);

“ECPC Consideration” has the meaning ascribed to it in Clause 2.2;

“ECPC Consideration Breakdown” has the meaning ascribed to it in Clause 2.2;

“ECPC Sale Shares” means 20,000 ordinary shares in the capital of ECPC, fully paid and legally and beneficially owned by Georgina;

“Encumbrances” means any form of legal, equitable or security interests, including any mortgage, assignment of receivables, debenture, lien, charge, pledge, adverse claim, rent-charge, claim, option, pre-emption rights, right to acquire, security arrangement, restriction, security interest, hypothecation, right of first refusal, any preference arrangement (including title transfers and retention arrangements or otherwise) and any other encumbrance or condition whatsoever or any other arrangements having similar effect;

“Financial Statements” means the unaudited financial statements of the Group Companies, in respect of (a) ECPC, OCM, Standard Medical Pte. Ltd., and Tier 1 Pte. Ltd., for the 12-month periods ended on the Financial Statements Dates (as applicable); and (b) East Coast Podiatry Sdn. Bhd., for the 7-month period ended on the Financial Statements Date (as applicable);

“Financial Statements Dates” means:

(a)	in relation to the Financial Statements of ECPC:

(i)	30 June 2020;

(ii)	30 June 2021;

(iii)	30 June 2022;

(iv)	30 June 2023; and

(v)	30 June 2024;

Sale and Purchase Agreement

(b)	in relation to the Financial Statements of OCM:

(i)	31 December 2020;

(ii)	31 December 2021;

(iii)	31 December 2022;

(iv)	31 December 2023; and

(v)	31 December 2024;

(c)	in relation to the Financial Statements of Standard Medical Pte. Ltd., 31 December 2024;

(d)	in relation to the Financial Statements of Tier 1 Pte. Ltd., 31 December 2024; and

(e)	in relation to the Financial Statements of East Coast Podiatry Sdn. Bhd., 31 December 2024;

“Georgina Warranty” and “Georgina Warranties” shall have the meanings ascribed to them in Clause 7.2;

“Group” means the Group Companies, taken as a whole;

“Group Companies” means the Target Companies, their Subsidiaries (where applicable) and the Operating Companies, and “Group Company” shall mean any one of them;

“Initial Cash” has the meaning ascribed to it in Clause 2.2(b);

“Intellectual Property” means all intellectual property rights (whether registered or unregistered) including all patents, trade and other marks, designs, copyrights, trade and business names, inventions, discoveries, improvements, techniques, computer programs, other confidential processes and information, trade secrets, know-how, internet domain names and other internet locators referenced via any specific uniform resource locator and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;

“Intellectual Property Rights” means the full rights and benefits of all Intellectual Property and any licences in connection with any of the same including any applications for registration and any renewals or extensions thereof and in each case, the goodwill attaching thereto and legal protection relating to the same (including rights to sue for passing off or for unfair competition and any rights or forms of protection of a similar nature or having equivalent or similar effect to any of them which subsist anywhere in the world) and in every case (unless the context otherwise requires) of or belonging to any Group Company;

“Javier” has the meaning ascribed to it in Recital (A);

“Jevon” has the meaning ascribed to it in Recital (A);

Sale and Purchase Agreement

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands, including all special, consequential and indirect losses;

“Long Stop Date” means 1 December 2026, or such other date as the Parties may agree in writing;

“Lock-Up Agreement” has the meaning ascribed to it in Clause 5.2(i);

“Management Accounts” means the unaudited management accounts relating to each Group Company for the following periods:

(a)	in relation to ECPC, 1 July 2024 to 31 December 2025;

(b)	in relation to OCM, 1 January 2025 to 31 December 2025;

(c)	in relation to Standard Medical Pte. Ltd., 1 January 2025 to 31 December 2025;

(d)	in relation to Tier 1 Pte. Ltd., 1 January 2025 to 31 December 2025; and

(e)	in relation to East Coast Podiatry Sdn. Bhd., 1 January 2025 to 31 December 2025;

“Melvyn” has the meaning ascribed to it in Recital (A);

“Nasdaq” means the National Association of Securities Dealers Automated Quotations;

“OCM” has the meaning ascribed to it in Recital (B);

“OCM Consideration” has the meaning ascribed to it in Clause 2.3;

“OCM Sale Shares” means 60,000 ordinary shares in the capital of OCM, fully paid and legally and beneficially owned by Georgina;

“Operating Companies” means (i) Standard Medical Pte. Ltd. (UEN No. 202303811H), a company incorporated in Singapore with its registered address at 1090 Lower Delta Road, #06-05, Singapore 169201, with a business activity in wholesale of medical, professional, scientific and precision equipment; (ii) Tier 1 Pte. Ltd. (UEN No. 202305192M), a company incorporated in Singapore with its registered address at 1090 Lower Delta Road, #06-05, Singapore 169201, with a business activity in other holding companies; and (iii) East Coast Podiatry Sdn. Bhd. (Malaysia) (Company Registration No.: 202401023233 (1569082-A)), a company incorporated in Malaysia with its registered address at No. 40-02, Jalan Austin Heights 8/4, Taman Mount Austin, 81100 Johor Bahru, Johor, Malaysia, with a business activity in provision of podiatry and other general medical services;

“Relevant Management Accounts Date” means 31 December 2025;

“SEC” has the meaning ascribed to it in Clause 3.1(a);

“Sellers A” means Jevon, Melvyn and Javier, collectively;

“Shareholders” means the current shareholder(s) of each Target Company;

“Specified Outstanding Sums” means such outstanding sums owed by Georgina to OCM as specified in the Deed of Undertaking;

“SIAC” has the meaning ascribed to it in Clause 17.2;

“SIAC Rules” has the meaning ascribed to it in Clause 17.2;

Sale and Purchase Agreement

“Sale Shares” means the ECPC Sale Shares and OCM Sale Shares collectively;

“Subsidiaries” means the entities listed in Part 1 of Schedule 2, and “Subsidiary” means any one of them;

“Surviving Clauses” means Clause 1, 2.2(d), 2.5, 2.6, 3.3, 3.4, 3.5, 8 to 19 and any other provision expressed to survive the termination of this Agreement or which by its nature or context is contemplated to survive the termination of this Agreement;

“S$”, “SGD” or “Singapore Dollar” means the lawful currency of Singapore;

“Target Company” has the meaning ascribed to it in Recital (B);

“Third Parties” has the meaning ascribed to it in Clause 9.2(d);

“Transaction” has the meaning ascribed to it in Recital (C);

“USD” means the lawful currency of the United States of America; and

“Warranties” means the Capacity Warranties and/or the Georgina Warranties.

1.2	In this Agreement, including the recitals:

(a)	a reference to a recital, clause, sub-clause or paragraph is a reference to a recital, clause, sub-clause or paragraph of this Agreement;

(b)	words in the singular include the plural and vice versa;

(c)	a reference to any gender includes a reference to all genders;

(d)	a reference to a person includes a reference to a firm, a body corporate, an unincorporated association or to such person’s executors or administrator;

(e)	reference to any agreement or document (including but not limited to this Agreement) includes a reference to such agreement or document as from time to time modified or varied in any manner or respect whatsoever and any other instruments or documents from time to time issued or executed supplemental thereto, in addition thereto or in substitution thereof whether before or after the date of this Agreement; and

(f)	references to any law, statute or statutory provision shall be construed as references to such law, statute or statutory provision (as the case may be) as may be amended, revised or re-enacted from time to time.

2.	AGREEMENT TO SELL THE SHARES

2.1	Sale of the Sale Shares

Upon the terms and subject to the conditions of this Agreement, Georgina agrees to sell the Sale Shares, and the Buyer agrees to purchase the Sale Shares free from Encumbrances and together with all rights and benefits attaching to them as at the Closing Date.

Sale and Purchase Agreement

2.2	ECPC Consideration for the ECPC Sale Shares

The total consideration for the sale and purchase of the ECPC Sale Shares pursuant to Clause 2.1 (“ECPC Consideration”) comprises the Cash Deposit, the Initial Cash, the Consideration Shares, and the Deferred Cash, to be paid to Georgina in the following manner:

(a)	Cash Deposit. The Buyer shall pay to Georgina upon execution of this Agreement S$100,000 (“Cash Deposit”) by wire transfer in immediately available funds to Georgina in accordance with Clause 2.4(a).

(b)	Initial Cash. The Buyer shall pay to Georgina upon Closing S$100,000 (“Initial Cash”) by wire transfer in immediately available funds to Georgina in accordance with Clause 2.4(a).

(c)	Consideration Shares. The Buyer shall pay to Georgina upon Closing S$200,000, to be satisfied by the issue and allotment of 60,334 Class A ordinary shares in Cuprina Cayman in accordance with Clause 2.4(b) (“Consideration Shares”).

(d)	Deferred Cash. The Buyer shall pay to Georgina the sum of S$400,000 (the “Deferred Cash”) in two tranches. The first tranche of S$200,000 shall be paid no later than fourteen (14) days after the first anniversary of the date of execution of this Agreement by wire transfer in immediately available funds to Georgina in accordance with Clause 2.4(a), provided that Georgina has not been in breach of her representations, warranties, undertakings, covenants or indemnities from the date hereof up to the first anniversary of the date of execution of this Agreement. Provided that Georgina has paid the Specified Outstanding Sums by the date of the first anniversary of the date of execution of this Agreement and in accordance with the terms of the Deed of Undertaking, the Buyer shall, subject to the Deed of Undertaking, and without prejudice to any of its or Cuprina Cayman’s rights or remedies, pay the second tranche of S$200,000 (the “Second Tranche”) in immediately available funds in accordance with Clause 2.4(a). Notwithstanding the foregoing, without prejudice to the rights or remedies of the Buyer, Cuprina Cayman, or any of the Target Companies, in the event that Georgina is unable to pay the Specified Outstanding Sums owed or owing to OCM by the date of the first anniversary of the date of execution of this Agreement, Georgina hereby agrees that she shall only receive the remainder (if any) of the Second Tranche less the Specified Outstanding Sums owed or owing to OCM.

A.	In the event that the Specified Outstanding Sums remain unpaid by the date of the first anniversary of the date of execution of this Agreement, the Buyer shall be entitled to deduct and set off the Specified Outstanding Sums against any Deferred Cash otherwise payable to Georgina under this Agreement, and such deduction shall constitute full and final satisfaction of the Specified Outstanding Sums.

B.	For the avoidance of doubt, no other sum owing or alleged to be owing by Georgina to any Group Company, apart from the Specified Outstanding Sums to be deducted and/or paid in accordance with this Clause 2.2(d) and the Deed of Undertaking, shall be deducted from or otherwise affect the Deferred Cash unless such sum is admitted by Georgina (in writing or otherwise) or finally determined to be payable, provided that nothing in this Clause 2.2(d) shall in any way limit or prejudice any rights or remedies of the Buyer, Cuprina Cayman, or any Group Company under Clause 7 (Representations and Warranties), Clause 8 (Termination), or any indemnity in this Agreement, nor shall it affect the Buyer’s entitlement to bring Claims, enforce any Warranty, or seek any remedy at law or in equity in respect of any amounts owed or owing by Georgina to any Group Company.

Sale and Purchase Agreement

2.3	OCM Consideration for the OCM Sale Shares

The total consideration for the sale and purchase of the OCM Sale Shares pursuant to Clause 2.1 (“OCM Consideration”) shall be the nominal sum of S$2 to be paid to Georgina. The Buyer shall pay to Georgina upon Closing the OCM Consideration by wire transfer in immediately available funds to Georgina in accordance with Clause 2.4(a).

2.4	Payment of Consideration.

(a)	The payment of the Cash Deposit, the Initial Cash, the OCM Consideration, the Deferred Cash by the Buyer to Georgina shall be made by way of telegraphic transfer to the following bank account at the timings stipulated in Clause 2.2(a), 2.2(b), 2.3 and 2.2(d) respectively (or in such other manner as the Parties may mutually agree):

Bank	:
Account name	:
Account number	:
SWIFT code	:
Address	:

(b)	The Consideration Shares shall be credited and issued to Georgina by Cuprina Cayman’s transfer agent within 14 days after the Closing Date.

2.5	Refund of Cash Deposit.

(a)	The Cash Deposit shall be refunded by Georgina to the Buyer in accordance with Clause 2.5(b) below if any of the following events occurs:

(i)	this Agreement lapses or is terminated between signing of this Agreement by the Parties and Closing;

(ii)	any of the Conditions Precedent are not fulfilled on or before the Long Stop Date and such non-fulfilment is not waived by the Buyer;

(iii)	any of the Capacity Warranties and/or Georgina Warranties are not fulfilled on or before the Long Stop Date;

(iv)	any fraud and/or misrepresentation on Georgina’s part;

(v)	Georgina breaches any of her pre-Closing undertakings or covenants under this Agreement;

(vi)	Georgina breaches any of her representations, warranties, undertakings, covenants or indemnities under this Agreement;

(vii)	Georgina fails to deliver any Closing deliverables required under Clause 5.2;

(viii)	Georgina becomes bankrupt or insolvent prior to Closing;

(ix)	Georgina elects not to proceed with the transactions, including but not limited to Closing, under this Agreement;

(x)	this Agreement lapses or is terminated prior to Closing for any reason other than a material breach by the Buyer; or

(xi)	this Agreement is terminated by the Buyer due to any default by Georgina.

Sale and Purchase Agreement

(b)	Upon the occurrence of any of the events set out in Clause 2.5(a) above, Georgina shall within five (5) Business Days of such event, refund and transfer the Cash Deposit to the Buyer or its nominee by way of telegraphic transfer to the following bank account of the Buyer’s nominee (or in such other manner as the Parties may mutually agree):

Bank:
Account name:
Account number:
SWIFT code:
Address:

(c)	The Cash Deposit shall be refunded and paid to the Buyer free from any deduction, withholding, counterclaim or set-off.

2.6	Clause 2.5 shall survive the termination of this Agreement.

2.7	Georgina shall sell the Sale Shares to the Buyer free from Encumbrances and together with all rights and benefits attaching to them as at Closing.

2.8	Georgina hereby waives any and all of her rights of pre-emption and/or other rights conferred by the constitution of each Target Company or any shareholders’ agreement relating to each Target Company or otherwise in relation to the sale of the 80,000 ordinary shares in ECPC and 240,000 ordinary shares in OCM held by the Sellers A to the Buyer pursuant to the sale and purchase agreement between the Buyer and Sellers A in respect of such shares, and Georgina consents to the sale of such shares to the Buyer.

3.	CONDITIONS PRECEDENT

3.1	The obligations of the Parties to complete the sale and purchase of the Sale Shares are conditional upon, and Closing shall not take place until, all of the following conditions precedent have been fulfilled or waived (as the case may be) (collectively, the “Conditions Precedent” and each a “Condition Precedent”):

(a)	the Buyer receiving the approval of the United States Securities and Exchange Commission (“SEC”) in respect of the Transaction and obtaining the listing and quotation of the Consideration Shares on Nasdaq;

(b)	the Buyer being satisfied in its absolute discretion that there has been no material adverse change, or events, acts or omissions likely to lead to a material adverse change, in the business, condition (financial or otherwise), assets, prospects, performance, financial position, results or operations of any Group Company between the date of this Agreement and the Closing Date;

(c)	there is no breach by Georgina of her representations, warranties, undertakings, covenants and indemnities set out in this Agreement;

(d)	each of the representations, warranties and undertakings given by Georgina remaining true, accurate, complete and not misleading in any respects at Closing, as if repeated on the Closing Date, and at all times between the date of this Agreement and the Closing Date, unless otherwise expressly stated in this Agreement;

Sale and Purchase Agreement

(e)	the completion of the transfer by Sellers A and Georgina to ECPC of all of the issued shares of Standard Medical Pte. Ltd. and Tier 1 Pte. Ltd. on terms satisfactory to the Buyer, such that Standard Medical Pte. Ltd. and Tier 1 Pte. Ltd. are free from material liabilities not disclosed to the Buyer, and are in good standing under applicable laws;

(f)	the delivery by Georgina to the Buyer of the signed letter of resignation for Georgina as director and manager of OCM with effect from Closing; and

(g)	the delivery by Georgina to the Buyer of the signed letters of resignation with respect to Georgina’s position as director in each of Standard Medical Pte. Ltd., Tier 1 Pte. Ltd. and East Coast Podiatry Sdn. Bhd., with effect from Closing;

3.2	The Buyer may, at its sole discretion, waive any of the foregoing Conditions Precedent in whole or in part.

3.3	If any of the Conditions Precedent, Capacity Warranties, and/or Georgina Warranties are not fulfilled on or before the Long Stop Date and such non-fulfilment is not waived by the Buyer, or should any fraud and/or misrepresentation on Georgina’s part be discovered, this Agreement shall ipso facto cease and determine, and the Buyer shall be entitled to (A) refund of the Cash Deposit to be paid by Georgina to the Buyer in accordance with Clause 2.5; (B) refund of the Initial Cash to be paid by Georgina to the Buyer in accordance with Clause 3.4 below; and (C) the return and transfer of all the Consideration Shares by Georgina to the Buyer or its nominee within five (5) Business Days of such cessation and determination of this Agreement in accordance with Clause 3.4 below and with the instructions to be provided by the Buyer or its nominee. Upon the cessation or determination of this Agreement in accordance with this Clause 3.3, the Parties shall be released and discharged from their respective obligations under this Agreement, other than the Surviving Clauses, and no Party shall have any claim against the other Parties for costs, damages, compensation or otherwise under this Agreement, save for (I) any claim by any Party against the other Parties in respect of any antecedent breach of this Agreement; or (II) any claim made in respect of non-payment of any of the amounts in full by Georgina to the Buyer as set out in Clause 2.5 and Clause 3.4.

3.4	Upon the cessation and determination of this Agreement in accordance with Clause 3.3 (which shall in any case occur on or before the Long Stop Date), in addition to and separate from the refund of the Cash Deposit to be paid by Georgina to the Buyer in accordance with Clause 2.5:

(a)	Georgina irrevocably forfeits her entitlement to any and all Deferred Cash that would otherwise have become due and payable under Clause 2.2, and Georgina hereby agrees that the Buyer shall have no obligation to make any payment for such Deferred Cash; and

(b)	Georgina shall within fourteen (14) days of the occurrence of any event set out in Clause 3.3, (A) refund the Initial Cash to the Buyer or its nominee by way of telegraphic transfer to the following bank account of the Buyer’s nominee (or in such other manner specified by the Buyer); and (B) return and transfer all of the Consideration Shares to the Buyer or its nominee in accordance with the instructions to be provided by the Buyer or its nominee.

Bank:
Account name:
Account number:
SWIFT code:
Address:

Sale and Purchase Agreement

3.5	Clause 3.3 and 3.4 shall survive the termination of this Agreement.

3.6	Georgina hereby undertakes to use reasonable endeavours to ensure that the Conditions Precedent set out above are fulfilled as soon as reasonably practicable and in any event, by the Long Stop Date.

4.	PRE-CLOSING

4.1	Undertakings

Georgina shall procure that, during the period from the date of this Agreement to Closing, except as expressly and specifically permitted by this Agreement or with the prior written consent of the Buyer (such consent not to be unreasonably withheld):

(a)	the business of each Target Company is conducted in the ordinary and proper course in substantially the same manner as previously conducted, and the Group Companies will not conduct any business other than the business which it conducts as at the date hereof or otherwise change the nature or scope of its business;

(b)	save for the completion of the transfer by Sellers A and Georgina to ECPC of all of the issued shares of Standard Medical Pte. Ltd. and Tier 1 Pte. Ltd. in accordance with Clause 3.1(e), each Group Company will not undertake, implement, effect, authorise or propose any reconstruction, reorganisation, amalgamation, consolidation, merger or other similar transaction or arrangement;

(c)	each Group Company will not allot, issue, convert, consolidate, subdivide, reduce, redeem, purchase, acquire or otherwise alter any shares or other securities or debentures of such Group Company or its issued or paid-up share capital;

(d)	each Group Company will not issue, grant or enter into any option, warrant, instrument, securities, right or obligation pursuant to which, or upon the exercise of which, any shares or other securities or debentures of any Group Company will or may be allotted, issued, acquired, sold or transferred;

(e)	each Group Company will not amend, supplement, replace or restate its constitution;

(f)	each Group Company will not sell, transfer, lease, assign or otherwise dispose of the whole or any part of its business, assets, properties or undertakings (or any interest therein) or contract or agree to do so, other than in the ordinary course of business;

(g)	each Group Company shall not create or permit to arise or subsist any Encumbrance over the whole or any part of its business, assets, properties or undertakings (or any interest therein) or contract or agree to do so, other than in the ordinary course of business;

Sale and Purchase Agreement

(h)	each Group Company will not incur any indebtedness for borrowed money, except pursuant to and within the limits of its banking facilities existing as at the date hereof as disclosed in writing to the Buyer on or prior to the date hereof;

(i)	each Group Company will not incur any other indebtedness, except for such indebtedness incurred in the ordinary course of its business and consistent with past practice;

(j)	each Group Company will not provide any guarantee or indemnity for, or otherwise secure, or undertake any obligations in respect of, the liabilities of any third party (including Georgina);

(k)	each Group Company will not make any loans or advances or provide credit to any third party other than in the ordinary course of business;

(l)	each Group Company will not make any capital expenditure or capital commitment, exceeding S$100,000 per item and S$400,000 in aggregate, in each case exclusive of goods and services tax or equivalent tax;

(m)	each Group Company will not do, permit or procure any act or omission which would or would reasonably be expected to result in: (a) the winding up, liquidation or dissolution of any Group Company; (b) its bankruptcy or insolvency or it being declared or adjudicated bankrupt or insolvent; (c) the appointment of a liquidator, provisional liquidator, receiver and/or manager, judicial manager, provisional judicial manager, administrator, trustee or other similar officer over it or any part of its business, assets, properties or undertakings; or (d) any composition or arrangement for the benefit of its creditors generally;

(n)	each Group Company will not approve, declare or pay any dividends or other distributions (whether in cash or in specie and whether interim or final);

(o)	each Group Company will not make any payment whether in cash or in kind to Georgina or any of her affiliates;

(p)	each Group Company will not make any acquisition or any other investment in any other entity or any business, assets, properties or undertakings of any entity;

(q)	each Group Company will not incorporate any subsidiary or permit the disposal or dilution of its interest, directly or indirectly, in any subsidiary or acquire or dispose of any shares in any company;

(r)	each Group Company will not hire or terminate the employment of any director or any of its employees, or make, amend or terminate any agreement or other arrangement (including as to remuneration) relating to the employment of any director or any of its employees;

(s)	other than in the ordinary course of business, each Group Company will not make, amend or terminate any long-term, unusual, onerous or material contract (long term meaning a contract under which the obligations of any party thereto may remain outstanding for more than six (6) months);

(t)	each Group Company will not: (a) waive or compromise any material claim it has or may have against any person; or (b) commence or settle any legal proceedings.

Sale and Purchase Agreement

4.2	Notification of Breach

Georgina further undertakes with the Buyer that she will immediately disclose in writing to the Buyer any breach of any provision of Clause 4.1 or any circumstances that have arisen that would or would reasonably be expected to result in a breach of any provision of Clause 4.1.

5.	CLOSING

5.1	Subject to the fulfilment of the Conditions Precedent, Closing shall take place at such place as Georgina and the Buyer may mutually agree in writing, on the Closing Date.

5.2	On Closing Date:

(a)	the Buyer shall, in respect of the Sale Shares, make payment of the Initial Cash and OCM Consideration in accordance with Clause 2.2(b) and Clause 2.3 respectively and issue the Consideration Shares in accordance with Clause 2.2(c);

(b)	the Buyer shall deliver to Georgina a copy of the written resolutions passed by the board of directors of the Buyer, under which the board of Directors of the Buyer shall have approved the Transaction;

(c)	Georgina shall, in respect of the Sale Shares, deliver to the Buyer a copy of the written resolutions passed by the board of directors of each Target Company, under which the board of directors of each Target Company shall have:

(i)	approved the transfer of the relevant Sale Shares from Georgina to the Buyer;

(ii)	approved the appointment of such persons as the Buyer may nominate as director of each Target Company or any Group Company not less than two (2) Business Days prior to Closing;

(iii)	authorised the registration of the Buyer as the holder of the Sale Shares in each Target Company’s electronic register of members;

(iv)	approved and authorised the execution and delivery to the Buyer of share certificates for the Sale Shares pursuant to the terms of this Agreement;

(v)	authorised the cancellation of the old share certificate(s) held by Georgina in respect of the Sale Shares, and authorised the issue of new share certificate(s) in respect of the Sale Shares in favour of the Buyer; and

(vi)	passed such other resolutions as may be required to carry out the transfer of the Sale Shares from Georgina to the Buyer under this Agreement;

(d)	Georgina shall, in respect of the Sale Shares, deliver to the Buyer a copy of the written resolutions passed by the shareholders of each Target Company, under which the shareholders of each Target Company shall have:

(i)	approved the transfer of the Sale Shares from Georgina to the Buyer;

(ii)	authorised the registration of the Buyer as the holder of the Sale Shares in each Target Company’s electronic register of members;

Sale and Purchase Agreement

(iii)	approved and authorised the execution and delivery to the Buyer of a share certificate for the Sale Shares pursuant to the terms of this Agreement;

(iv)	authorised the cancellation of the old share certificate(s) held by Georgina in respect of the Sale Shares, and authorised the issue of new share certificate(s) in respect of the Sale Shares in favour of the Buyer;

(v)	waived all pre-emption rights and other rights of first refusal or similar rights, pursuant to the Target Company’s constitution, any shareholders’ agreement relating to the Target Company or otherwise in respect of the transfer of the Sale Shares;

(vi)	noted and, to the extent required, approved the resignation of Georgina as director and manager of OCM, and as director of Standard Medical Pte. Ltd., Tier 1 Pte. Ltd. and East Coast Podiatry Sdn. Bhd., with effect from Closing; and

(vii)	passed such other resolutions as may be required to carry out the transfer of the Sale Shares from Georgina to the Buyer under this Agreement.

(e)	Georgina shall deliver to the Buyer the share transfer form, duly executed by Georgina in favour of the Buyer relating to the Sale Shares transferred by Georgina;

(f)	Georgina shall deliver to the Buyer the share certificate(s) evidencing Georgina as holding title to the Sale Shares;

(g)	Georgina shall deliver to the Buyer the executed employment agreement between herself and ECPC, in the Agreed Form;

(h)	Georgina shall deliver to the Buyer the Deed of Undertaking, duly executed by Georgina;

(i)	Georgina shall deliver to the Buyer the executed and dated lock-up agreement pursuant to which Georgina shall irrevocably undertake to the Buyer that among others, she will not sell, transfer, dispose, charge, mortgage, pledge or otherwise deal with her respective Consideration Shares, for such period of time as may be imposed by the Buyer in accordance with the terms of the lock-up agreement (the “Lock-Up Agreement”);

(j)	Georgina shall deliver to the Buyer the executed call option deed in the Agreed Form (the “Call Option Deed”), pursuant to which Georgina irrevocably grants to the Buyer a call option to require Georgina to sell to the Buyer the Consideration Shares in accordance with the terms of the Call Option Deed;

(k)	Georgina shall deliver to the Buyer the signed letter of resignation for Georgina as director and manager of OCM with effect from Closing;

(l)	Georgina shall deliver to the Buyer the signed letters of resignation with respect to Georgina’s position as director in each of Standard Medical Pte. Ltd., Tier 1 Pte. Ltd. and East Coast Podiatry Sdn. Bhd., with effect from Closing; and

(m)	Georgina shall provide all other documentary evidence showing the satisfaction of the Conditions Precedent as at the Closing Date.

Sale and Purchase Agreement

5.3	The Parties shall use reasonable endeavours to do all acts and things and execute all documents as shall be necessary or expedient to give effect to the transactions contemplated under the terms and conditions of this Agreement.

5.4	On Closing, full legal title and ownership of the Sale Shares shall pass to and vest in the Buyer.

5.5	Without prejudice to any other remedies available, if a Party fails to perform its obligations under Clause 5.2 on the Closing Date, the Party not in default of Clause 5.2 shall be entitled (in addition to and without prejudice to all other rights and remedies available, including the right to claim damages) by written notice to the other Party to:

(a)	terminate this Agreement without liability on its part;

(b)	defer Closing to a date not more than five (5) Business Days after the originally intended Closing Date (and so that the provisions of this Clause 5 shall apply to Closing as so deferred); or

(c)	effect Closing so far as practicable having regard to the defaults which have occurred.

6.	POST-CLOSING UNDERTAKINGS

6.1	For one hundred eighty (180) days following the Closing Date, Georgina shall not, directly or indirectly, sell, transfer, assign, pledge, or otherwise dispose of any Class A ordinary shares or any other interest in Cuprina Cayman, in accordance with the terms of the Lock-Up Agreement.

6.2	The Buyer shall conduct an audit of the Group’s financial statements, management accounts, and related records, in order to verify compliance with applicable laws, regulations, and contractual obligations (the “Audit”). Georgina and the Group Companies shall provide reasonable access and cooperation to the Buyer and its representatives for the purposes of such audit.

6.3	Georgina and each Group Company shall provide all information, documents, and assistance reasonably requested by the Buyer to give effect to the provisions set out in this clause.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Each Party represents and warrants to the other Party that each and every statement below is true, accurate and not misleading at the date of this Agreement and at the Closing Date:

(a)	each Party has full right and authority to enter into and perform its obligations under this Agreement on the terms and conditions hereunder and this Agreement represents its legal, valid and binding obligations enforceable in accordance with its terms; and

(b)	the execution and delivery by each Party of this Agreement and the documents referred to herein, and compliance with their respective terms, shall not breach or constitute a default under any agreement or instrument to which any such Party is a party or by which any such Party is bound, and shall not constitute a breach under any order, judgment, decree or other restriction applicable to any such Party,

(each a “Capacity Warranty” and collectively, the “Capacity Warranties”). Georgina shall indemnify and hold harmless the Buyer against any Losses which the Buyer may at any time and from time to time sustain, incur or suffer as a result of or arising out of or in connection with any breach of any such Capacity Warranty.

Sale and Purchase Agreement

7.2	Georgina represents and warrants to the Buyer that each and every statement set out in Schedule 1 (each a “Georgina Warranty” and collectively, the “Georgina Warranties”) is true, accurate and not misleading at the date of this Agreement and at the Closing Date, and shall indemnify and hold harmless the Buyer against any Losses which the Buyer may at any time and from time to time sustain, incur or suffer as a result of or arising out of or in connection with any breach of any such Georgina Warranty. Georgina acknowledges that the Buyer has entered into this Agreement in reliance on the Capacity Warranties and Georgina Warranties given by Georgina.

7.3	The Warranties are given at the date of this Agreement and deemed to be repeated immediately before Closing and on each day up to and including Closing by reference to the facts and circumstances then existing and any reference made to the date of this Agreement (whether express or implied) in relation to any of the Warranties shall be construed, in relation to such repetition, as a reference to the Closing Date.

7.4	Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by any provision of this Agreement or another Warranty, and the Buyer shall have a separate claim and right of action in respect of every breach of each Warranty.

7.5	The rights and remedies of each non-breaching Party in respect of any breach of any Warranty by any breaching Party shall not be extinguished or affected by Closing except pursuant to a specific and duly authorised written waiver or release by such non-breaching Party.

7.6	A Claim for breach of any Warranty may be made whether or not the relevant facts, matters or circumstances giving rise to the breach:

(a)	were known to the Buyer or to any of the directors, officers, employees or agents of the Buyer or could have been discovered (whether by any investigation made by or on behalf of the Buyer into the affairs of any Group Company or otherwise) prior to the signing of this Agreement; or

(b)	were notified to the Buyer in accordance with Clause 7.7.

7.7	If any non-breaching Party becomes aware of any fact, matter or circumstance that may give rise to a Claim against any breaching Party (including Claims pertaining to any Warranty being untrue, inaccurate or misleading as of the signing of this Agreement, or any event which results or may result in any Warranty being untrue, inaccurate or misleading at Closing), such non-breaching Party shall as soon as reasonably practicable give notice in writing to the breaching Party setting out such information as is reasonably necessary to enable the breaching Party to take necessary steps to remedy the Claim, assess the merits of the Claim, to act to preserve evidence and to make such provision as the breaching Party may consider necessary, provided that any failure by any such non-breaching Party to comply with this clause shall not prejudice, prohibit or restrict such non-breaching Party’s ability to raise a Claim.

7.8	Notwithstanding anything to the contrary in this Clause 7, the aggregate liability of Georgina in respect of all Claims arising out of any breach of the Capacity Warranties and Georgina Warranties shall not exceed an amount equal to the total Consideration payable to Georgina under this Agreement and the Specified Outstanding Sums.

7.9	Notwithstanding anything to the contrary in this Agreement:

(a)	save as provided in sub-paragraph (b), no Claim in respect of any Warranty shall be brought unless written notice of such Claim is given to Georgina within twenty-four (24) months after the Closing Date; and

(b)	nothing in this Clause 7.9 shall limit any Claim in respect of any Warranty arising from fraud, wilful misconduct, wilful breach, gross negligence or breach of any fundamental Warranties (including but not limited to the Capacity Warranties and the Georgina Warranties relating to title, capacity, ownership, tax, regulatory and legal compliance, being Clause 7.1 as well as paragraphs 1, 2, 3, 35, 36, 37, 40, 41, 42, 47, 48, 52 and 53 of Schedule 1, or any other Warranty of a similar nature or effect).

Sale and Purchase Agreement

8.	TERMINATION

Without prejudice to the Buyer’s right to claim damages or other compensation, if prior to Closing:

(a)	Georgina is in breach of any Warranty set out in Clause 7.1 or Clause 7.2 (read with Schedule 1); or

(b)	any event shall occur which has or is likely to have a material and an adverse effect on the turnover, profitability, financial or trading position or prospects of any Group Company,

the Buyer shall be entitled by notice in writing to Georgina to terminate this Agreement.

9.	CONFIDENTIALITY

9.1	Subject to Clause 9.2, each Party shall not disclose or communicate in any form or manner whatsoever to any person or use or exploit for any purpose whatsoever any information (financial or otherwise) received or obtained as a result of entering into this Agreement that is confidential or which by its nature ought reasonably to be regarded as confidential (taking into account, in particular, that the Buyer is a subsidiary of Cuprina Cayman, which is listed on the Nasdaq) (“Confidential Information”).

9.2	The confidentiality obligation under Clause 9.1 shall not apply to:

(a)	any information which is or comes into the public domain in any way without any breach of the provisions of Clause 9.1 or any act or omission by the receiving Party;

(b)	any information which is required to be disclosed pursuant to any applicable laws or to any relevant governmental or regulatory body or authority, including but not limited to the SEC and the Nasdaq;

(c)	any information which is required to be disclosed pursuant to any legal process issued by any court or tribunal whether in Singapore or elsewhere; or

(d)	any information disclosed by a Party to its directors, officers, agents, employees, bankers, financial advisers, consultants and legal or other advisers (“Third Parties”) for the purpose of or in connection with this Agreement provided that such Party procures that such Third Parties observe confidentiality obligations no less onerous than those stated in this Clause 9, provided that, if a Party is required to make a disclosure by reason of Clause 9.2(b) or 9.2(c) above, it shall, to the extent reasonably possible, supply a copy of the contents of any such disclosure to the other Parties prior to the making of such disclosure, failing which it shall do so as soon as it is reasonably practicable after the making of such disclosure.

9.3	Notwithstanding anything herein, the Buyer and Cuprina Cayman, shall be entitled to disclose and communicate and use any Confidential Information for the purpose of, or in connection with, compliance by Cuprina Cayman of the listing rules and/or requirements of the Nasdaq.

10.	REASONABLENESS

Each Party confirms it has received independent legal advice relating to all the matters provided for in this Agreement and agrees that the provisions of this Agreement are fair and reasonable.

Sale and Purchase Agreement

11.	COSTS

11.1	Each of the Parties hereto shall bear its own legal, accountancy and other costs (including without limitation those fees and disbursements of its professional advisers), charges and expenses connected with the negotiation, preparation, execution, performance and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement. Notwithstanding the foregoing, Georgina shall reimburse the Buyer a total amount of S$5,000 of such costs, fees and expenses (including disbursements and applicable taxes on a pro rata basis in accordance with her shareholding in ECPC, in the event that Closing does not take place by the Long Stop Date or if this Agreement is terminated due to any misrepresentation or fraud by Georgina, any non-fulfilment of Conditions Precedent which is not waived by the Buyer, or if Georgina elects not to proceed with the Closing.

11.2	For the avoidance of doubt, costs of delivery of the certificates representing the Sale Shares shall be borne by Georgina and the payment of any stamp duties or other taxes arising in respect of the transactions involving the Sale Shares contemplated by this Agreement shall be borne in equal proportions by the Buyer (50%) and Georgina (50%). If the Buyer is required by law to make any deduction or withholding from any sum payable under this Agreement (including the Cash Deposit, the Initial Cash, the OCM Consideration and the Deferred Cash), the Buyer shall be entitled to deduct or withhold such amount in the proportion stated above and shall pay the balance to Georgina. Any sum so deducted or withheld shall be treated as having been paid to Georgina for all purposes of this Agreement.

11.3	Georgina shall be solely responsible for any income tax, capital gains tax or any other tax liability arising in connection with the receipt, holding or disposal of the Consideration Shares, and agrees to indemnify and hold harmless the Buyer and Cuprina Cayman against any claim, assessment, penalty or liability for any such taxes.

12.	INVALIDITY

12.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

12.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 12.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 12.1, not be affected.

13.	ASSIGNMENT AND NOVATION

Save as otherwise expressly provided under this Agreement, all rights hereunder are personal to the Parties hereto and may not be assigned without the prior written consent of the other Party.

14.	REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

14.1	No failure by any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

14.2	Any provision of this Agreement may be amended only if the Parties agree in writing and any failure to comply with this Agreement may be waived only if the Parties agree in writing. Any such waiver, and any consent by a Party, under any provision of this Agreement, must be in writing and may be given subject to any conditions thought fit by such Party. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

Sale and Purchase Agreement

15.	COMMUNICATIONS

15.1	Each communication given pursuant to or in accordance with the provisions of this Agreement shall be made by electronic mail or otherwise in writing. Each communication or document to be delivered to any Party under this Agreement shall be sent to it at the e-mail address or physical address and marked for the attention of the contact person, if any, from time to time designated by it to the other Party for the purpose of this Agreement. The initial email address, physical address and contact person so designated by each Party are set out below:

In the case of the Buyer, to:

CUPRINA HOLDINGS (BVI) LIMITED

Address	:	Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands
E-mail	:
Attention	:	David Quek Yong Qi

In the case of Georgina, to:

GEORGINA JENNIFER CALLAGHAN

Address	:
E-mail	:

15.2	Any communication from any Party shall be irrevocable and shall not be effective until received by the other Party. Any communication to any Party shall be deemed to be received by the Party, (a) if sent by electronic mail, on the same Business Day in the place to which it is sent after dispatch with transmission, or (b) if delivered by hand or courier, when delivered at the address referred to in Clause 15.1 and evidenced by receipt of such delivery, or (c) in any other case, three (3) Business Days after the same has been sent by post with postage prepaid.

16.	ENTIRE AGREEMENT

This Agreement and any documents referred to in this Agreement shall constitute the entire agreement between the Parties as to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract, and supersede all previous arrangements, understandings and agreements between them, whether oral or written, relating to the matters dealt with in this Agreement.

17.	GOVERNING LAW AND DISPUTE RESOLUTION

17.1	This Agreement shall be governed by and construed in accordance with the laws of Singapore.

17.2	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the SIAC (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The arbitral tribunal shall consist of one arbitrator. The seat of the arbitration shall be Singapore. The language of the arbitration shall be English. The award shall be final and binding on the Parties.

18.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore.

19.	COUNTERPARTS

19.1	This Agreement may be executed by one or more Parties of this Agreement in any number of counterparts which together shall constitute one and the same agreement. Any Party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all Parties.

19.2	Delivery of an executed signature page of a counterpart by facsimile transmission or in AdobeTM Portable Document Format (PDF) sent by electronic mail shall take effect as delivery of an executed counterpart of this Agreement. If either method is adopted, without prejudice to the validity of such agreement, each Party shall provide the other Party with an original of such page as soon as reasonably practicable thereafter. The execution of this Agreement in counterparts in accordance with this Clause 19 shall be as valid and effectual as if executed as an original.

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Sale and Purchase Agreement

SCHEDULE 1

Georgina Warranties

Ownership of the Sale Shares

1.	As at the date of this Agreement, the Sale Shares are authorised, properly and validly issued and allotted, and are each fully paid-up and rank pari passu in all respects inter se with all other ordinary shares in the share capital of each Target Company.

2.	Georgina is the lawful and beneficial owner of, and has good and marketable title to, the Sale Shares which are registered in her name and that she is and will on Closing be able to procure the transfer of the Sale Shares to the Buyer on the terms and conditions of this Agreement and Georgina is not holding any of the Sale Shares on trust or as a nominee for any other party.

3.	The Sale Shares are and will on Closing be free from all and any Encumbrances or any arrangements or obligations to create any Encumbrances whatsoever with all rights and benefits attaching thereto and no person has or shall have any right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the Sale Shares under any option or other agreement (including conversion rights and rights of pre-emption).

Corporate Structure

4.	The Group Companies are companies duly incorporated and validly existing under the laws of their respective countries of incorporation as set out in Schedule 2.

5.	The shareholders of the Subsidiaries specified in Schedule 2:

a.	are the sole legal and beneficial owners of the shares in the Subsidiaries; and

b.	have the right to exercise all voting and other rights over such shares.

6.	The shares in the Subsidiaries comprise the whole of the issued and allotted shares in the Subsidiaries, have been properly and validly issued and allotted and each are fully paid or credited as fully paid.

7.	Recitals (A) and (B) and the particulars of the Group Companies contained in Schedule 2 are true, accurate and not misleading.

8.	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

9.	Each Group Company is not bankrupt or insolvent, and is not unable, and has not admitted in writing that it is unable, to pay its debts as they fall due.

10.	There are no Encumbrances on the shares in any Group Company.

11.	All consents for the transfer of the Sale Shares have been obtained or will be obtained by Closing.

12.	The Sale Shares and the shares in the Subsidiaries have not been and are not listed on any stock exchange or regulated market.

13.	Each Group Company: (a) has not entered into, or taken any steps towards, any composition or arrangement for the benefit of its creditors generally; (b) has not stopped or suspended (or threatened to stop or suspend) payment of its debts generally; (c) does not have any distress, execution or other process levied on a material part of its business, assets, properties or undertakings; and (d) has not ceased or threatened to cease carrying on all or any part of its business.

Financial statements

14.	The Financial Statements have been prepared in accordance with applicable law and in accordance with the accounting principles, standards and practices generally accepted at the date of the Financial Statements in the relevant jurisdictions in which they were prepared and on a basis consistent with that adopted in preparing the financial statements of the Group Companies for the previous three financial years.

15.	The Financial Statements give a true and fair view of the assets, liabilities and state of affairs of the Group Companies at the date of the Financial Statements and of the profits or losses of the Group Companies for the period concerned.

16.	As at the dates of the Financial Statements, the Financial Statements: (i) make full provision for all actual liabilities; (ii) disclose all contingent liabilities; and (iii) make provision reasonably regarded as adequate for all bad and doubtful debts.

17.	As at the dates of the Financial Statements, the bad and doubtful debts of the Group Companies do not exceed an aggregate amount of S$100,000.

Management accounts

18.	The Management Accounts have been prepared in accordance with accounting policies used in preparing the Financial Statements applied on a consistent basis.

19.	The Management Accounts make adequate provision for all actual liabilities of the Group Companies outstanding as at the date of the Management Accounts and make proper provision for (or contain a note according to good accounting practice respecting) deferred, contingent or other liabilities and whether liquidated, unliquidated or disputed including the cost of any work or materials for which payment has been received or credit taken, any future loss which may arise in connection with uncompleted contracts and any claims against the Group Companies in respect of completed contracts in accordance with the accounting standards, principles and practices generally accepted in the relevant jurisdictions.

20.	The Management Accounts are not misleading and do not materially misstate the assets and liabilities (including but not limited to liabilities relating to tax) of the Group Companies as at the date of the Management Accounts and the profits (if any) and losses of the Group Companies for the period ended on such date, and have been prepared in accordance with general accounting principles, practices, standards and practices generally accepted at the date of the Management Accounts in the relevant jurisdictions and so as to give a true and fair view of the state of affairs of the Group Companies as at the date of the Management Accounts, and are not adversely and materially affected by any unusual, exceptional, extraordinary or non-recurring items that are not disclosed in the Management Accounts. No changes in the accounting bases, policies, practices and procedures have been made in preparing the accounts of the Group Companies since their dates of incorporation.

21.	The Management Accounts comply with the requirements of the Act and any other applicable law.

22.	The accounting records of the Group Companies are accurate, up to date, in their possession or under their control and properly completed in accordance with the applicable laws and accounting standards.

23.	The Group Companies do not have any outstanding loan capital, nor have they factored, discounted or securitized any of their receivables, nor have they engaged in any financing of a type which would not be required to be shown or reflected in the Management Accounts or borrowed any money which they have not repaid.

24.	There are no liabilities, whether actual or contingent, of the Group Companies other than (i) liabilities disclosed or provided for in the Management Accounts; (ii) liabilities incurred in the ordinary and usual course of business since the date of the Management Accounts, none of which results or will result in a material adverse event; or (iii) liabilities disclosed elsewhere in this Agreement.

Changes since Management Accounts Date

25.	Since the dates of the Management Accounts as regards each Group Company:

a.	it has carried on the business in the ordinary course and so as to maintain the same as a going concern and without any material interruption or alteration in the nature, scope or manner of its business, and there has not been any change, event, act or omission likely to adversely affect the financial position or prospects of the Group Company;

b.	has not (a) acquired or disposed of or agreed to acquire or dispose of any business or any material asset (other than trading stock in the ordinary course of the business carried on by it) or (b) assumed or acquired any material liability (including a contingent liability);

c.	there has been no material change in the manner or time of payment of creditors, or the issue of invoices or collection of debts, or policy of reserving for debtors or in the amount of stock bought or agreed to be bought or in stock;

d.	save as provided in the Management Accounts, it has not entered into, or agreed to enter into, any commitments involving capital or other expenditure exceeding in aggregate S$400,000;

e.	it has not borrowed or lent or agreed to borrow or lend any money, no share or loan capital has been issued or agreed to be issued and no loan or loan capital or preference capital has been repaid in whole or part or has become liable to be repaid;

f.	it has not created any mortgage or charge on the whole or any part of its assets or undertaking;

g.	no dividend or other distribution has been declared, made or paid to its shareholders except as fully disclosed in the Management Accounts;

h.	no material change has occurred in the assets and liabilities shown in the Management Accounts;

i.	no substantial supplier or customer (being a supplier or customer accounting for more than 30% of its purchases or sales (as the case may be)) has ceased or substantially reduced its trade with it; and

j.	it has not entered into any agreement, contract, arrangement or transaction (whether or not legally binding) other than in the ordinary and usual course of business.

Intellectual Property Rights

26.	All the Intellectual Property Rights used or required by the Group Companies in connection with the business and operations of the Group Companies are in full force and effect and are solely vested in and legally and beneficially owned by the Group Companies free from any Encumbrances and the use of such rights or any part thereof does not infringe any patent, trade mark, registered design, trade name, copyright, industrial process or any other right owned by any third party relating to Intellectual Property or involve the unlicensed use of confidential information disclosed to the Group Companies by any person in circumstances which might entitle that person to a claim against the Group Companies and none of the Intellectual Property Rights are being used, claimed, opposed or attacked by any person.

27.	The Group Companies possess and own all the technology, technical know-how, engineering, techniques, information, experience, data, specifications, processes, drawings, designs, programs and other material including all improvements thereto and adaptations thereof (“Technology”) used or applied or required to be used or applied in connection with their business and operations, and all such Technology is workable and capable of being effectively and efficiently used and applied (without the consent of any third party or other restriction) for the purposes of the business and operations of the Group Companies.

28.	The Intellectual Property and Technology owned by the Group Companies is sufficient for the business and operations of the Group Companies.

29.	There is no infringement of the Intellectual Property Rights by any third party. The Group Companies and their professional advisers have not received any notice of proceedings, pursuant to which any of the Intellectual Property Rights owned by the Group Companies may be opposed, invalidated, revoked or modified.

30.	The Group Companies do not use any Intellectual Property in respect of which any third party has any right, title or interest, and there is no outstanding claim against the Group Companies for infringement of any Intellectual Property used (or which has been used) by it and no such claims have been settled by the giving of any undertakings which remain in force.

31.	The Group Companies have not granted and are not obliged to grant a licence, assignment or other right or Encumbrance in respect of any of the Intellectual Property (either owned or used by the relevant Group Company) to any person.

32.	All application and renewal fees, costs and charges relating to the Intellectual Property Rights have been duly paid on time and all intellectual property agreements to which the Group Companies are party are each valid and binding. All actions required to be taken to protect and maintain the Intellectual Property Rights owned by the Group Companies have been taken by the relevant deadline, and nothing is due to be done within 90 days from Closing, the omission of which would jeopardise the maintenance or registration of any Intellectual Property Rights owned by the Group Companies.

33.	Each current or former employee, consultant, independent contractor or service provider has, pursuant to a written agreement, validly assigned to the Group Companies all rights owned by him or her in the Intellectual Property created, written, conceived, developed or tested by him or her in connection with his or her employment or engagement with or performance of services for the Group Companies, and none of the employees and consultants of the Group Companies is in breach of any confidentiality or assignment obligations owing to the Group Companies. It will not be necessary for the Group Companies to use any inventions of any of their employees or consultants (or persons they currently intend to hire) made prior to their employment by the Group Companies, including prior employees or consultants.

34.	No product or service designed, developed, manufactured, marketed, distributed, provided, licensed or sold at any time by the Group Companies contains, is derived from, is distributed with, or is being or was developed using software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software that is licensed under any terms that:

a.	impose or could impose a requirement or condition that such product or service or part thereof:

i.	be disclosed or distributed in source code form;

ii.	be licensed for the purpose of making modifications or derivative works; or

iii.	be redistributable at no charge; or

b.	otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of any Group Company to use or distribute any such product or service or to enforce Intellectual Property.

Taxation Matters

35.	All returns, computations, notices and information which are or have been required to be made or given by the Group Companies for any taxation purpose (a) have been made or given within the requisite periods (or within permitted extensions of such periods) and on a proper basis and are up-to-date and correct; and (b) none of them are, or likely to be, the subject of any dispute with the relevant taxation authorities.

36.	All taxes assessed or imposed by any government or governmental or statutory body which have been assessed upon the Group Companies and which are due and payable on or before the Closing Date have been paid and were paid on or before the relevant due date for payment. There is no further liability or contingent liability for taxation otherwise than as a result of trading activities in the ordinary course of business.

Licences

37.	The Group Companies have obtained all necessary licences, consents, permits and authorities from any person, authority or body for the proper carrying on of the business and all such licences, consents, permits and authorities are valid and subsisting, all conditions applicable thereto have been complied with and Georgina is not aware of any breach thereof or of any intended or contemplated refusal, variation or revocation (in whole or in part) of any such licence or consent or the renewal thereof or of any reason why any of them should be suspended, cancelled or revoked, including as a result of this Agreement and the transactions contemplated hereunder.

Effect of Sale of Sale Shares

38.	Compliance with this Agreement does not and will not conflict with or result in the breach of or constitute a default or potential event of default under any agreement or instrument to which any Group Company is now a party or any loan to or mortgage created by any Group Company or relieve any other party to a contract with any Group Company of its obligations under such contract or entitle such party to terminate such contract, whether summarily or by notice.

39.	Compliance with this Agreement also does not and will not conflict with or result in the breach of or constitute a default or potential event of default under applicable laws, regulations and bye-laws in the respective countries of incorporation and all countries in which any Group Company operates.

Compliance with Legislation and Litigation

40.	The Group Companies and their respective directors, officers and employees are conducting, and have conducted, their business in compliance with applicable laws, bye-laws and all regulations, orders, circulars or directives enacted and/or issued thereunder.

41.	There is no law, statute, order, decree or judgment of any court or any governmental or regulatory agency outstanding against any Group Company or which may constitute or result in a material adverse event or otherwise prohibits or restricts the conduct of the business by the Group Companies.

42.	The Group Companies have not received written notice from any governmental authority that it is in violation or in default of any laws or any other rules and regulations having mandatory effect in relation to the conduct of its business.

43.	The Group Companies are not engaged in any litigation, arbitration or other legal proceedings or in investigations, proceedings or hearings before any court, tribunal, administrative, statutory or governmental or enforcement body, department, board or agency. No such litigation, arbitration, proceedings, investigation or hearing is pending or threatened against any Group Company or any of its directors, officers or employees (in their capacity as such); no shareholder, director, officer, employee or former employee of any Group Company has commenced, threatened or given notice of any claim or proceeding against any Group Company or against any other shareholder, director, officer or employee of any Group Company (in their capacity as such). There is no fact, matter, or circumstance (including any dispute between shareholders, directors, officers or employees of any Group Company) that would reasonably be expected to give rise to any such litigation, arbitration, proceedings, investigation, hearing or claim.

Supply of Information

44.	All information contained in this Agreement and all other information which has been given in writing or made available by or on behalf of Georgina and/or any Group Company to the Buyer or any of its agents, employees or professional advisers in the course of negotiations leading to this Agreement or for the purpose of the Due Diligence Investigations was, when given, complete, true and accurate in all respects, not misleading and there are no omissions and Georgina is not aware of any facts, matters or circumstances not disclosed in writing to the Buyer which renders any such information incomplete, untrue, inaccurate or misleading in all respects.

45.	The documents to be reviewed by the Buyer and/or its professional advisers during the course of the Due Diligence Investigations comprise all the material contracts, agreements and licences which the relevant Group Company has entered into, or have been issued with, in connection with their respective businesses.

46.	Georgina and the Group Companies have disclosed all matters and information which might materially and adversely affect the business, condition (financial or otherwise), assets, prospects, performance, financial position, results or operations of any Group Company or which might otherwise reasonably affect the willingness of the Buyer to enter into this Agreement. Notwithstanding any limitation expressed regarding Georgina’s access to records or involvement in the management or operations of any Group Company, Georgina has made reasonable enquiries of the management and other directors of each Group Company to obtain all information necessary to provide complete and accurate disclosures, and Georgina is or ought reasonably to be aware of all matters that may be material to the Buyer’s decision to enter into this Agreement or that may give rise to a breach of any Warranty.

Title to Assets

47.	All assets of the Group Companies, including all debts due to any Group Company which are included in the Financial Statements and the Management Accounts or have otherwise been represented as being the property of or due to the relevant Group Company or at the Relevant Management Accounts Date used or held for the purposes of its business, are the absolute property of the relevant Group Company (save for those subsequently disposed of or realised in the ordinary course of business), and none is the subject of any assignment or Encumbrances (excepting only liens arising by operation of law in the normal course of trading) or the subject of any factoring arrangement, hire purchase, conditional sale or credit sale agreement.

48.	All such assets are, where capable of possession, in the possession of or under the control of the Group Companies or the relevant Group Company is entitled to take possession or control of such assets, whether such assets are situated within or outside of Singapore.

Sufficiency of Assets

49.	The property, rights and assets owned or leased by the Group Companies and the facilities and services to which the Group Companies have a contractual right comprise all the property, rights, assets, facilities and services necessary or convenient for the carrying on of the business of the Group Companies in and to the extent to which it is presently conducted.

Third Parties and Employees

50.	Each Group Company has at all times complied in all material respects with all applicable employment and labour laws and regulations, including but not limited to the Employment Act 1968 of Singapore and the Central Provident Fund Act 1953 of Singapore, and (a) has made all required contributions to the Central Provident Fund in respect of its employees; (b) has paid all salaries, wages, bonuses, commissions and other compensation due and payable to its employees in accordance with their terms of employment; (c) has no outstanding disputes with any current or former employee concerning salary, salary deductions, benefits, termination, leave entitlements or any other employment-related matter; and (d) has not received any written notice, warning or penalty from the Ministry of Manpower or any other governmental authority alleging non-compliance with employment laws.

51.	All transactions between any Group Company and any Related Party (being any shareholder, director, or officer of any Group Company, or any associate, family member or connected person thereof) have been conducted on arm’s length terms and in the ordinary course of business; no shareholder, director or officer of any Group Company has any direct or indirect interest in any business that competes with, or has material commercial dealings with, any Group Company; no Group Company has provided any loan, guarantee or other financial accommodation to any Related Party other than as disclosed in the Management Accounts; and there are no outstanding amounts owed by any Related Party to any Group Company, other than as disclosed in the Management Accounts.

Social Media and Digital Assets

52.	All social media accounts, domain names, websites, mobile applications and digital marketing assets used by or in connection with the business of any Group Company, including any accounts or assets bearing any trade name, trade mark or branding associated with any Group Company, are legally and beneficially owned by, or validly licensed to, the relevant Group Company free from any Encumbrance or adverse claim; all login credentials, passwords and administrative access to such accounts and assets are held by or available to the relevant Group Company; no person (including any shareholder, director, officer, employee or former employee of any Group Company, or any associate or family member thereof) has asserted or threatened any claim to ownership of, or rights in, any such accounts or assets; and no Group Company has granted any third party any right or licence to use any such accounts or assets, other than in the ordinary course of business.

53.	Each Group Company has obtained and at all times maintained all licences, permits, registrations and approvals required under the Healthcare Services Act 2020 of Singapore and any regulations made thereunder, and under any other applicable healthcare laws and regulations, for the conduct of its clinical and healthcare activities. No Group Company is performing any clinical procedure or healthcare service outside the scope of its licensed activities or in breach of any condition of any such licence. All clinical procedures performed at any Group Company’s premises are performed by appropriately qualified, registered and licensed healthcare professionals acting within the scope of their professional registration; no Group Company has received any written notice of investigation, audit, inspection, warning, penalty, suspension or revocation from the Ministry of Health, the Health Sciences Authority or any other administrative, statutory or governmental or enforcement body, department, board or agency. No Group Company is aware of any fact, matter or circumstance that would reasonably be expected to result in the suspension, revocation or non-renewal of any healthcare licence or registration held by any Group Company.

No Claims or Payments

54.

55.

56.

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SCHEDULE 2

Part 1 – (A) Group Structure of the Target Companies As At Date Of This Agreement

Sellers A
Georgina Jennifer Callaghan
80%
20%
East Coast Podiatry Centre Pte. Ltd. (Singapore)
Orchard Clinic Management Pte. Ltd. (Singapore)
100%
East Coast Podiatry Sdn. Bhd. (Malaysia)
Tier 1 Pte. Ltd. (Singapore)
Standard Medical Pte. Ltd. (Singapore)

Part 1 – (B) Group Structure of the Target Companies Immediately After Date Of Closing

Notes:

* For the avoidance of doubt, the clinics belonging to ECPC as highlighted in Part 1(B) of the group structure above shall comprise only the five ECPC clinics as listed below, and no other clinics:-

(i)	ECPC Orchard clinic, having its address at 302 Orchard Road, Tong Building #09-02 Singapore 238862;

(ii)	ECPC Novena clinic, having its address at 10 Sinaran Drive, Novena Medical Center #08-13 Singapore 307506;

(iii)	ECPC Kembangan clinic, having its address at 18 Jalan Masjid, Kembangan Plaza #B1-02 Singapore 418944;

(iv)	ECPC Bukit Timah clinic, having its address at Fifth Avenue, Guthrie House #02-04 Singapore 268802; and

(v)	ECPC Parkway Parade clinic, having its address at 80 Marine Parade Road, Parkway Parade #08-04 Singapore 449269.

** For the avoidance of doubt, the clinics belonging to OCM as highlighted in Part 1(B) of the group structure above shall comprise only the two OCM clinics as listed below, and no other clinics:-

(i)	OCM Orchard clinic, having its address at 302 Orchard Road, Tong Building #09-02 Singapore 238862; and

(ii)	OCM Parkway Parade clinic, having its address at 80 Marine Parade Road, Parkway Parade #08-04 Singapore 449269.

Part 2 – Particulars of the Target Companies

East Coast Podiatry Centre Pte. Ltd.

Registered number:	200514478N

Registered office:	1090 Lower Delta Road, #06-05, Singapore 169201

Date and place of incorporation:	17 October 2005, Singapore

Issued share capital and number of issued shares:	Issued share capital: S$100,000 Number of issued shares: 100,000

Registered shareholders and shares held:	20,000 ordinary shares held by Georgina 20,000 ordinary shares held by Melvyn 10,000 ordinary shares held by Javier 50,000 ordinary shares held by Jevon

Beneficial shareholders and shares held:	N/A

Directors:	Jevon

Secretary:	Melvyn

Financial year end:	30 June

Auditors:	N/A

Orchard Clinic Management Pte. Ltd.

Registered number:	201539971N

Registered office:	1090 Lower Delta Road, #06-05, Singapore 169201

Date and place of incorporation:	6 November 2015, Singapore

Issued share capital and number of issued shares:	Issued share capital: S$300,000 Number of issued shares: 300,000

Registered shareholders and shares held:	60,000 ordinary shares held by Georgina 60,000 ordinary shares held by Melvyn 30,000 ordinary shares held by Javier 150,000 ordinary shares held by Jevon

Beneficial shareholders and shares held:	N/A

Directors:	Georgina Melvyn Javier Jevon

Secretary:	Melvyn

Financial year end:	31 December

Auditors:	N/A

Part 3 – Particulars of the Operating Companies

Standard Medical Pte. Ltd.

Registered number:	202303811H

Registered office:	1090 Lower Delta Road, #06-05, Singapore 169201

Date and place of incorporation:	02 February 2023, Singapore

Issued share capital and number of issued shares:	Issued share capital: S$100,000 Number of issued shares: 100,000

Registered shareholders and shares held:	100,000 ordinary shares held by EAST COAST PODIATRY CENTRE PTE. LTD.

Beneficial shareholders and shares held:	N/A

Directors:	Georgina Melvyn Javier Jevon

Secretary:	Melvyn

Financial year end:	31 December

Auditors:	N/A

Tier 1 Pte. Ltd.

Registered number:	202305192M

Registered office:	1090 Lower Delta Road, #06-05, Singapore 169201

Date and place of incorporation:	13 February 2023, Singapore

Issued share capital and number of issued shares:	Issued share capital: S$100,000 Number of issued shares: 100,000

Registered shareholders and shares held:	100,000 ordinary shares held by EAST COAST PODIATRY CENTRE PTE. LTD.

Beneficial shareholders and shares held:	N/A

Directors:	Georgina Melvyn Javier Jevon

Secretary:	Melvyn

Financial year end:	31 December

Auditors:	N/A

East Coast Podiatry Sdn. Bhd. (Malaysia)

Registered number:	202401023233 (1569082-A)

Registered office:	No. 40-02, Jalan Austin Heights 8/4, Taman Mount Austin, 81100 Johor Bahru, Johor, Malaysia

Date and place of incorporation:	11 June 2024, Malaysia

Issued share capital and number of issued shares:	Issued share capital: RM10,000 Number of issued shares: 10,000

Registered shareholders and shares held:	10,000 ordinary shares held by EAST COAST PODIATRY CENTRE PTE. LTD.

Beneficial shareholders and shares held:	N/A

Directors:	Georgina Melvyn Javier Jevon

Secretary:	HIEW KA YI

Financial year end:	31 December

Auditors:	N/A

This Agreement has been executed on the date stated at the beginning.

The Buyer

SIGNED by	)
DAVID QUEK YONG QI	)
______________________	)	/s/ David Quek Yong Qi
for and on behalf of	)
CUPRINA HOLDINGS (BVI) LIMITED	)
in the presence of :	)

CHAN TAT JING

/s/ Chan Tat Jing

Witness’s Name and Signature

Georgina

SIGNED by	)
)
_________________________	)	/s/ Georgina Jennifer Callaghan
GEORGINA JENNIFER CALLAGHAN	)
in the presence of :	)

LIANG CHENG XI

/s/ Liang Cheng Xi

Witness’s Name and Signature